UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2004

Reading International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 1825, Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 235-2240

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation.

     As previously discussed in our report on Form 10Q for the period ended September 30, 2004, we have been working to renegotiate or replace our principal credit facilities in Australia and New Zealand and to document a construction loan to finance the construction of our Newmarket shopping centre project. The following is intended to update this disclosure.

     a) On October 4, 2004 we entered into a $39.3 million (AUS$55.0 million) credit facility with the Bank of Western Australia, Ltd through our Australian subsidiary, Reading Entertainment, Australia, Pty, Limited. This credit facility replaces our prior facility with that lender in the amount of $21.4 million (AUS$30.0 million), expires on January 1, 2009 and provides for interest-only payments until June 30, 2006. The credit facility is secured by all of our cinema assets in Australia but has not been guaranteed by any company other than various of our wholly owned Australian subsidiaries. As of December 31, 2004, we have drawn down $24.9 million (AUS$32.3 million) on that facility, the proceeds of that original drawdown having been used primarily to pay off the replaced credit facility. The credit facility includes a number of affirmative and negative covenants designed to protect the Bank’s security interests, including limitations on our ability to make capital expenditures and to repatriate money to the United States, without the Bank’s approval; minimum debt service coverage of not less than 2.0X ; and maximum leveraging ratios based on type of asset offered as security. The facility provides for floating interest rates, but requires that not less than 50% of the loan be swapped into fixed rate obligations. The facility allowed us the flexibility (i) to utilize the old swap that was in place for our previous facility, at 6.70%, through its term; and (ii) to swap up to 50% of the maximum credit facility immediately. As a result, at December 31, 2004, the floating rate portion, at 6.48% was $3.7 million (AUS$4.8 million); the old swap at 6.70% was notionally $10.2 million (AUS$13.3 million); and the new swap, at 7.44% was notionally $10.9 million (AUS$14.3 million). The old swap expires fully on December 31, 2007, at which time the full swap amount will be held under the new swap, which expires on December 31, 2008. We believe the interest rate and other terms of the credit facility to be customary for loans of this type in Australia and competitive. All interest rates above include a 1.00% interest rate margin.

     b) On December 31, 2004 we entered into a $25.2 million (AUS$32.7 million) construction loan with the Bank of Western Australia, Ltd through our Australian subsidiary Newmarket Properties Pty, Ltd. This loan is to be used to finance the construction of our approximately 100,000 square foot shopping center, currently under construction in Newmarket, Queensland, Australia and is generally without recourse to our assets other than the Newmarket construction project and the various Australian based cinema assets which also secure the credit facility described in Paragraph a), above. The construction loan has not been guaranteed by any entity other than certain of our Australian subsidiaries. The construction loan converts to a term loan on completion of the construction, and is interest only during the construction period and for the remaining years of the term loan expiring on January 1, 2009. The construction loan and the facility each provide for floating rate interest, and include usual and customary affirmative and negative covenants designed to protect the Bank’s security interest. Minimum debt service coverage and maximum leveraging ratio are the same as described in (a) above. The construction loan provides for a floating rate of interest, but requires not less than 75% of the loan to be swapped into fixed rate obligations. At December 31, 2004, the fixed rate portion under the interest rate swap was at 7.18%. The current swap continues until May 31, 2006. As of December 31, 2004, we had not yet drawn down on the loan. We believe the interest rate and other terms of the construction loan and the facility to be customary for loans of this type in Australia and competitive. All interest rates above include a 1.00% interest rate margin.

     c) On November 23, 2004, we replaced our existing $20.9 million (NZ$31.3 million) credit facility with a $35.5 million (NZ$50.0 million) credit facility with Westpac Banking Corporation. The facility is secured by substantially all of our New Zealand assets, but has not been guaranteed by any entity other than certain of our New Zealand subsidiaries. The facility expires on November 23, 2009, and provides for payment of interest only through November 23, 2006. The credit facility has been fully drawn in order to repay the replaced facility and to finance our previously disclosed acquisition of six cinemas (27 screens) including three underlying fee interests in New Zealand. The facility includes various affirmative and negative covenants designed to protect the Bank’s security, limits capital expenditures and the repatriation of funds out of New Zealand without the approval of the Bank. For the period ended December 31, 2005, it requires an interest cover ratio not less than 2.25X and 2.50X in the 12 month periods thereafter until termination. Bank debt ratio cannot be more than 5X the charging group’s earnings for a 12 month period. Interest on the facility is floating rate. At December 31, 2004 that rate was 8.25% (which includes a 1.45% interest rate margin) and the amount outstanding was $35.5 million (NZ$50.0 million). We believe that the interest rate and other terms of the facility to be customary for loans of this type in New Zealand and competitive.

Item 3.02 Unregistered Sales of Equity Securities

     a) As previously disclosed in our report on Form 10Q for the quarter ended September 30, 2004, a portion of the purchase price for the six cinemas (27 screens) acquired by us last year in New Zealand was paid through the issuance of our Class A Non-Voting Common Stock. The shares were issued to the sellers effective August 26, 2004, at an issuance price of $8.00 (NZ$11.94) per share, for a total consideration of $792,000. The sellers were six separate private (non-public) companies each organized under the laws of New Zealand and engaged in the cinema exhibition business exclusively in New Zealand. All of the seller’s stockholders are resident citizens of New Zealand. The sellers each have a generally non-transferable right to put the shares back to the Company on or before January 31, 2006, at the original purchase price measured in New Zealand Dollars (i.e. NZ$11.94 per share). The shares were issued under a transaction exempt from registration as a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933 and under Regulation S.

     b) On October 12, 2004, in response to the unsolicited request of Mr. Michael R. Forman, we exchanged 327,808 shares of our Class A Non-Voting Common Stock for a like number of shares of our Class B Voting Common Stock then held by Mr. Forman. The transaction was disclosed by Mr. Forman in a filing on Schedule 13D, dated October 12, 2004 and filed October 13, 2004 with the Commission, and a filing on Form 4, dated October 12, 2004 and filed that same date with the Commission. The exchange was exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

     c) On December 21, 2004, in response to the unsolicited request of Passport Capital, we exchanged 109,100 shares of our Class A Non-Voting Common Stock for a like number of shares of our Class B Voting Common Stock then held by Passport Capital. The exchange was exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

     d) In response to the unsolicited request of Pacific Assets Management, LLC, we have agreed to exchange 50,000 shares of our Class A Non-Voting Common Stock for a like number of shares of our Class B Voting Common Stock held by Pacific Assets Management, LLC. The exchange will be exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

None of the above referenced transactions have resulted in a change in the voting control of our company, as James J. Cotter, our Chairman and Chief Executive Officer, has since prior to any of the transactions described above, owned more than an absolute majority of our Class B Voting Common Stock.

As of March 11, 2005, we have outstanding 20,452,733 shares of Class A Non-Voting Common Stock and 1,545,506 shares of Class B Voting Common Stock. Upon the completion of the anticipated Pacific Management transaction, we will have outstanding 20,502,733 shares of Class A Non-Voting Common Stock and 1,495,506 shares of Class B Voting Common Stock.

Item 5.02. Election of Directors. As reported in our Proxy Statement dated October 27, 2004, and reports on Form 3 filed on October 25th and 26th, on October 15, 2004, Messrs. William D. Gould and Edward L. Kane were elected as directors of the Company.

Item 5.03. Amendments to Bylaws. In order to permit the addition of Messrs. Gould and Kane to the Board of Directors, Article II, Section 2 (Number, Tenure and Qualifications) of the Company’s Bylaws was amended to read as follows:

“The number of directors, which shall constitute the whole board, shall be nine (9) until the Company’s 2004 Annual Meeting of Stockholders, at which time the size of the Board of Directors of the Company will automatically, and without any further action by the Company, the Board of Directors, or shareholders, be reduced to eight (8) members. Thereafter, the number of directors may from time to time be increased or decreased to not less than one nor more than ten by action of the Board of Directors. The directors shall be elected by the holders of shares entitled to vote thereon at the annual meeting of the stockholders and, except as provided in Section 4 of this Article, each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READING INTERNATIONAL, INC.

Date: March 14, 2005	By:	/s/ Andrzej Matyczynski

	Name:	Andrzej Matyczynski
	Title:	Chief Financial Officer

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